Exhibit 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is entered into and is effective as of March 20, 2006 (the "Effective Date") by and between Conceptual Management Limited, ("Consultant"). with a principal place of business at 303 3/F Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, and China Education Alliance, Inc ("Company"), a North Carolina company, with principal offices at 80 Heng Shan Rd. Kun Lun Shopping Mall, Harbin, P.R. China 150090

RECITALS:

A. Consultant maintains an extensive database of brokers representing investors interested in owning stock in companies such as the Company and employs a stock profiler team which regularly communicates with such brokers.

B. Company wishes to promote itself through Consultant's efforts in the brokerage community in order to gain as much exposure as possible for Company.

TERMS:

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

1.00 Services to be Performed by Consultant

1.01 Consultant shall access its database of brokers, containing over 25,000 active brokers throughout the United States who may be interested in the Company, and shall utilize a profiler team (comparable in size and capability to that currently employed by Consultant) in order to contact brokers interested in recommending Company to their investor clients. Consultant's profilers will continue to "cold call" on a regular basis, which will continually add new broker's to the database.

1.02 Consultant shall diligently market and promote Company to brokers and other investors, advisors, counselors, trustees, agents and other individuals and entities whom Consultant is legally permitted to contact (including with the proper disclosures and disclaimers) and shall introduce Company and its principals to Consultant's current and future network of brokerage firms and market makers. Consultant shall promote Company on a daily basis through all of their profilers and will train new profilers to promote the

proper disclosures and disclaimers) in a professional manner and will maintain a high call volume to outside financial institutions on behalf of the Consultant.

1.04 Consultant shall organize, initiate, manage and facilitate broker/investor conference telephone calls and other presentations mutually agreeable to Company and Consultant. Expenses for broker/investor conference calls and other presentations are to be paid by the Consultant, and must be pre-approved by the Company. All the information released through the Consultant shall be subject to the Company's approval.

1.05 Consultant shall review and monitor Company's stockholder base and all transfer agent and DTC reports, and shall analyze, present to, and discuss with Company the results and implications of such reports. Company agrees to provide Consultant with all DTC reports on a weekly basis and a NOBO list on a monthly basis.

1.06 Consultant shall provide Company with DTC analysis on no less than a monthly basis, and will use their best efforts to provide said analysis on a more frequent basis.

1.07 Company will be permitted to visit Consultant's facility on a regular basis and will have the ability to talk in person with Consultant's employees regarding their progress during the campaign. Consultant's employees will be allowed to contact Company's management (Listing Office) for weekly conference calls and Company will be permitted to communicate with Consultant's management with updated emails on a regular basis. However, Company represents and warrants it will not discuss any information that may be considered to be "insider information" with any employee of Consultant other than upper management and said discussions and communication will be solely on a need to know basis.

1.08 In addition to the services identified in Section 1.01 to 1.06 above, Consultant has agreed to provide the services described below:

A) Assist in Defining Capital needs and Sources and Uses of Funds.

B) Work closely with Company to develop a Business Plan

C) Draft a Private Placement Memorandum and Subscription.

D) Assist in the preparation of all of the appropriate form filing to raise private capital.

E) Research and evaluate current and future acquisition candidates based on the Client's outlined acquisition strategy.

F) Analyze, Evaluate and do preliminary Due Diligence on any current and future acquisition candidates. This includes meetings in Person, by Phone, Fax, Email, etc.

G) Evaluate existing and Develop new Distribution Channels for the Client's products

H) Layout Timeline and Action Plan based on the outlined acquisition strategy.

2.00 Terms & Fees

2.01 The term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2006. The Company shall have the right to extend this contract an additional six (6) months.

2.02 As compensation for Consultant's services required hereunder, Consultant shall be entitled to receive:

(a) Compensation: Payment is made in stock, Consultant shall be entitled to receive 1.2 million (1,200,000) shares on or before December 31, 2006. The stock shall be delivered to Consultant from the escrow account as described in Section 2.03 below.

(b) Options: As compensation, Consultant will have the right to purchase five hundred thousand ($500,000) Dollars worth of free trading shares common stock at a thirty-five (35%) percent discount to market of the ten (10) day average closing bid price, however at no time shall the ten day average closing bid price be calculated a price per share less than $0.80. Should the Consultant elect to exercise the Option, the shares purchased under the option shall be delivered to Consultant from the Company upon receipt a certified or bank check from the Consultant.

(c) All services identified in Section 1.01 through and including 1.06 shall commence on April 15, 2006. All other services will be provided from the Effective Date.

2.03 Escrow Account: Company agrees to deposit 1,200,000 shares common stock in an escrow account with Xing Jian Dong, Guangdong Jinling Law Firm, upon the signing of this Agreement. On or before July 30, 2006, 800,000 shares of the said stock should be paid to Consultant from the Escrow Account upon Company's approval. On or before December 31, 2006, 400,000 shares of the said stock should be paid to Consultant from the Escrow Account upon Company's approval.

3.00 Termination

In the event of a breach of this agreement by Company, Company shall be responsible for any outstanding fees and expenses. Consultant shall have the right to terminate this Agreement on the grounds of the Company's failure to remit the required payments or in the event of any breach

The Consultant and Company represents and warrants that it is in compliance with all required filings and regulations of NASD, the SEC and/or any other governmental agencies. Company further represents and warrants that during the term of this agreement, it will continue to file all required reports with the SEC, NASD and/or any other governmental agencies and will continue to adhere to SEC, NASD, and/or any other governmental agency's requirements, and that it will take whatever steps are deemed necessary to keep its shares listed and "fully reporting." The Company's failure to comply with the provisions of this paragraph shall constitute a material breach of the parties' agreement.

5.00 Miscellaneous Terms

5.01 Anti-dilution Notification Clause. The company must notify the Consultant in writing at least 15 days prior to any new shares being added to the Company's outstanding share total; including notifying the Consultant if any new shares are being added to the company's float. Officers of the company must notify the Consultant of any transactions regarding the company's security.

5.02 Successors. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the parties to this Agreement.

5.03 Governing Law. This Agreement and the interpretation and enforcement of the terms of this Agreement shall be governed under and subject to the laws of the State of Florida.

5.04 Integration. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten.

5.05 Attorneys Fees. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

5.06 Captions. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

instrument.

5.09 Expenses Associated With This Agreement. Each of the parties hereto agrees to bear its own costs, attorney's fees and related expenses associated with this Agreement.

5.10 Arbitration. Any dispute or claim arising from or in any way related to this agreement shall be settled by arbitration in Florida. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate a panel of three arbitrators from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

5.11 Authority to Bind. A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

5.12 Continuing Obligations: Both Company and Consultant shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

5.13 Notices: All notices must be in writing and sent to the appropriate address listed above, or to such other address as either party may designate in writing, by first class mail and either certified mail return receipt requested or overnight courier service. In the case of certified mail notice shall be deemed given as of the date of deposit with the United States Postal Service, and in case of overnight courier service notice shall be deemed given as of the date of deposit with such overnight courier service.

5.14 Confidentiality: Both Consultant and Company agree that it will not at any time, or in any fashion or manner divulge, disclose or otherwise communicate to any person or corporation, in any manner whatsoever, any information of any kind, nature, or description concerning any matters affecting or relating to the business of each others company. This includes its method of operation, or its plans, its processes, or other data of any kind or nature that they know, or should have known, is confidential and not already information that resides in the public domain. Both the Consultant and Company expressly agree that confidentiality of these matters is extremely important and gravely affect the successful conduct of business of each company, and its goodwill, and that any breach of the terms of this section is a material breach of this Agreement. The

herein shall be bound hereby.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth

CONSULTANT:

Conceptual Management Limited,

By: ______________________________
Felix Wong, Senior Partner

COMPANY:

China Education Alliance, Inc

By: ___________________________
Yu Xiqun, President

Financial Secretary v. Felix Wong